Exhibit 10.112

                         EXECUTIVE EMPLOYMENT AGREEMENT



     This employment agreement (the "Agreement") is made this 31st day of March 2003, by and between I.C. Isaacs & Company LP, a Delaware limited partnership ("the Company"), and Robert Conologue, (the "Executive").

     1. Employment; Director. The Company hereby employs the executive as Executive Vice President, Chief Operating Officer and Chief Financial Officer. The Executive will report to the Chairman of the Board of Directors of the Company's parent, I.C. Isaacs & Company, Inc. ("Isaacs"). Within 90 days after the "Effective Date" (as hereinafter defined), Isaacs' Board of Directors (the "Board") shall determine whether to appoint or nominate the Executive to serve as a member of the Board. In the event that the Executive is so appointed or nominated, he agrees to serve as a member of the Board.

     2. Term. Inasmuch as the Executive commenced working for the Company on February 18, 2003 ("the Effective Date"), this Agreement shall be deemed to have become effective on the Effective Date and shall continue until December 31, 2005 (the "Initial Term"). This Agreement shall be automatically extended for additional periods of one calendar year (each, a "Renewal Term") commencing with calendar year 2006 unless, on or before September 30 of the last calendar year of the Initial Term or the then current Renewal Term, as the case may be, either party gives notice to the other of its or his intention not to extend the Agreement beyond the end of the Initial Term or the then current Renewal Term. The Initial Term and all Renewal Terms taken together are hereinafter collectively referred to as the "Term."

     3. Base Salary. The Executive's base salary during the Term shall be paid at a rate of $315,000 per annum (the "Base Salary"). The payment of the Executive's base salary and all other payments made and to be made to the Executive under this Agreement shall be made net of all current and lawful withholdings and deductions, including those for federal, state and local taxes. The Executive may be considered for periodic merit increases in base salary based on the business performance objectives of the Company or other goals as determined by the Board or the Compensation Committee thereof in its discretion

     4. Incentive Compensation. In addition to his base salary, the Executive shall be entitled to receive incentive compensation calculated and paid, as follows:

     Period Ending December 31, 2003. In the event that Isaacs achieves not less than $300,000 of net income for calendar year 2003 (determined by reference to the consolidated statement of operations contained in Isaacs' annual audited consolidated financial statements (the "Isaacs Financial Statements") for such year), the Executive shall be eligible to receive the following bonuses with respect to the period commencing on the Effective Date and ending on December 31, 2003 (the "Initial Period"):

     (i) In the event that the earnings before interest and taxes achieved by Isaacs during calendar year 2003 shall be:

     1) not less than 95% of, and not more than 110% of, the "EBIT Target" specified by the Company for such year, the Company shall pay the Executive a bonus of $63,000;


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     2) not less than 111% of, and not more than 130% of, the "EBIT Target"
specified by the Company for such year, the Company shall pay the Executive a bonus of $86,625; or

     3) more than 130% of the "EBIT Target" specified by the Company for such year, the Company shall pay the Executive a bonus of $118,125;

     (ii) in the event that the cash provided by operating activities reflected on the consolidated statement of cash flows contained in Isaacs' annual audited financial statements for calendar year 2003 shall be:

     1) not less than 95% of, and not more than 110% of, the "Cash Flow Target" specified by the Company for such year, the Company shall pay the Executive a bonus of $50,400;

     2) not less than 111% of, and not more than 130% of, the "Cash Flow Target" specified by the Company for such year, the Company shall pay the Executive a bonus of $69,300; or

     3) more than 130% of the "Cash Flow Target" specified by the Company for such year, the Company shall pay the Executive a bonus of $94,500; and

     (iii) in the event that the number of turns of the Company's inventory for calendar year 2003 shall be:

     1) not less than 95% of, and not more than 110% of, the "Inventory Turns Target" specified by the Company for such year, the Company shall pay the Executive a bonus of $12,600;

     2) not less than 111% of, and not more than 130% of, the "Inventory Turns Target" specified by the Company for such year, the Company shall pay the Executive a bonus of $17,325; or

     3) more than 130% of the "Inventory Turns Target" specified by the Company for such year, the Company shall pay the Executive a bonus of $23,625.

     Balance of Initial Term and all Renewal Terms. The Executive shall be eligible to receive the following bonuses with respect to calendar years 2004, 2005 and each Renewal Term:

     (i) In the event that the earnings before interest and taxes achieved by Isaacs during any of such years shall be:

     1) not less than 95% of, and not more than 110% of, the "EBIT Target" specified by the Company for such year, the Company shall pay the Executive a bonus of $78,750;

     2) not less than 111% of, and not more than 130% of, the "EBIT Target" specified by the Company for such year, the Company shall pay the Executive a bonus of $102,375; or

     3) more than 130% of the "EBIT Target" specified by the Company for such year, the Company shall pay the Executive a bonus of $133,875;


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     (ii) in the event that the increase in cash and cash equivalents reflected on the consolidated statement of cash flows contained in Isaacs' annual audited financial statements for any of such years shall be:

     1) not less than 95% of, and not more than 110% of, the "Cash Flow Target" specified by the Company for such year, the Company shall pay the Executive a bonus of $63,000;

     2) not less than 111% of, and not more than 130% of, the "Cash Flow Target" specified by the Company for such year, the Company shall pay the Executive a bonus of $81,900; or

     3) more than 130% of the "Cash Flow Target" specified by the Company for such year, the Company shall pay the Executive a bonus of $107,100; and

     (iii) in the event that the number of turns of the Company's inventory during any of such years shall be:

     1) not less than 95% of, and not more than 110% of, the "Inventory Turns Target" specified by the Company for such year, the Company shall pay the Executive a bonus of $15,750;

     2) not less than 111% of, and not more than 130% of, the "Inventory Turns Target" specified by the Company for such year, the Company shall pay the Executive a bonus of $20,475; or

     3) more than 130% of the "Inventory Turns Target" specified by the Company for such year, the Company shall pay the Executive a bonus of $26,775.

     (c) Definitions. For purposes of this Agreement, the term:

     (i) "EBIT Target" shall mean the amount that the Company shall designate as the earnings before interest and taxes that Isaacs must achieve in order for the Executive to earn the bonus described in Sections 4 (a) (i) and 4 (b) (i) of this Agreement;

     (ii) "Cash Flow Target" shall mean the amount that the Company shall designate as the cash provided by operating activities that Isaacs must achieve in order for the Executive to earn the bonus described in Sections 4 (a) (ii) and 4 (b) (ii) of this Agreement; and

     (iii) "Inventory Turns Target" shall mean the number of turns of the Company's inventory that the Company must achieve, as designated by the Company, in order for the Executive to earn the bonus described in Sections 4 (a) (iii) and 4 (b) (iii) of this Agreement.

     (d) The EBIT Target, Cash Flow Target and Inventory Turns Target shall be specified in writing by the Company not more than 60 days after the Effective Date with respect to calendar year 2003, and not more than 60 days after the first day of each other year during the Initial Term and each Renewal Term with respect to such year.

     (e) Determination of the achievement of:

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     (i) the EBIT Target shall be made by adding the sum of the interest expense net of interest income, and income tax expense (but not income tax benefit) reflected on the consolidated statement of operations contained in Isaacs Financial Statements for the year in question from the line item entitled Net income" on such consolidated statement of operations;

     (ii) the Cash Flow Target shall be made by reference to the line item entitled "cash provided by operating activities" reflected on the consolidated statement of cash flows contained in the Isaacs Financial Statements for the year in question; and

     (iii) the Inventory Turns Target shall be made by reference to the quotient obtained by dividing:

     1) the cost of goods sold reflected on the consolidated statement of operations contained in the Isaacs Financial Statements for the year in question by

     2) the quotient derived by dividing the sum of the beginning and ending inventories for the year in question, as determined by reference to the notes to the Isaacs Financial Statements for such year, by the number 2.

     (f) Each of the bonuses described in Sections 4(a), (b) and (c) which shall be earned during any calendar year or part thereof during the Term shall be paid not more than 10 days after the date upon which Isaacs' Annual Report on Form 10-K for the year in question shall be filed with the SEC.

     (g) In the event that the Executive is entitled to receive any bonuses pursuant to Sections 4(a) (i), (ii) and (iii) of this Agreement, but the aggregate amount thereof shall be less than $40,000, the Company shall pay the difference between $40,000 and such aggregate amount to the Executive. Payment of such amount shall be made in accordance with the provisions of Section 4(f) of this Agreement.

     5. Stock Options. In addition to his base salary, and the incentive compensation entitlements described in Section 4, the Executive also shall receive (a) a non-qualified stock option (the "Initial Option") to purchase 225,000 shares of Isaacs' common stock, par value $.0001 per share (the "Common Stock"), pursuant to Isaacs' Amended and Restated Omnibus Stock Option Plan, as amended (the "Option Plan"); and (b) subject to the approval by Isaacs' stockholders of a proposal to be made at Isaacs' 2003 annual meeting of stockholders to increase the number of shares of Common Stock issuable under the Option Plan, a non-qualified Option to be issued under the Option Plan to purchase 150,000 shares of the Common Stock (the "Second Option" which, together with the Initial Option, are hereinafter collectively referred to as the "Options"). The Options shall be granted under, and shall be subject to all of the terms and conditions of, the Option Plan. The Options shall be exercisable, notwithstanding any contrary provision or requirement contained in the Option Plan, for a period of five years commencing on the Effective Date (the "Option Term"), provided that (i) the Executive shall have been in the continuous employ of the Company during the Initial Term; and (ii) the Executive's employment shall not be terminated for "Cause" (as such term is hereinafter defined) at any time during the Option Term. The Initial Option and the Second Option shall be exercisable at the price per share which must be applied to all non-qualified stock options granted under the Option Plan on the Effective Date and the date upon which Isaacs' stockholders approve the above-described amendment to the Option Plan, respectively. The Executive's right to purchase Common Stock pursuant to each of the Options shall vest ratably on the first, second and third anniversaries, of the Effective Date, in the case of the Initial Option, and the grant date, in the case of the Second Option. The Options shall further provide that, in the event that that the Executive's employment shall be terminated for any reason other than for "Cause," he shall be entitled to exercise each of the Options, to the extent that they shall have vested on the Termination Date (as such term is hereinafter defined), during the one year period ending on the date immediately preceding the first anniversary of the Termination Date or such shorter period as shall remain until the respective expiration dates of the Options.



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     6. Benefits. During the Term, the Executive shall also be entitled to participate in or receive benefits under all of the Company's benefit plans, programs, arrangements and practices, including pension, disability, and group life, sickness, accident or health insurance programs, if any, as may be established from time to time by the Company for the benefit of executive employees serving in similar capacities with the Company (and/or its affiliates), in accordance with the terms of such plans, as amended by the Company from time to time; it being understood that there is no assurance with respect to the establishment of such plans or, if established, the continuation of such plans during the term of this Agreement.

     7. Vacation and Sick Leave.

     (a) The Executive shall be entitled to a total of three weeks of vacation each year, such vacation to be in accordance with the terms of the Company's announced policy for executive employees, as in effect from time to time. The Executive may take his vacation at such time or times as shall not interfere with the performance of his duties under this Agreement.

     (b) The Executive shall be entitled to paid sick leave and holidays in accordance with the Company's announced policy for executive employees, as in effect from time to time.

     8. Expenses.

     (a) Cellular Telephone. The Company shall provide, at its sole cost and expense, a cellular telephone for the Executive's use in connection with his employment related duties and activities. The Company shall pay all costs and expenses related to the Executive's employment-related use of such telephone.

     (b) Reimbursement. The Company shall reimburse the Executive for all reasonable expenses incurred in connection with his duties on behalf of the Company, (including business class service for international air travel) provided that the Executive shall keep, and present to the Company, records and receipts relating to reimbursable expenses incurred by her. Such records and receipts shall be maintained and presented in a format, and with such regularity, as the Company reasonably may require in order to substantiate the Company's right to claim income tax deductions for such expenses. Without limiting the generality of the foregoing, the Executive shall be entitled to reimbursement for any business-related travel, business-related entertainment, and other costs and expenses reasonably incident to the performance of his duties on behalf of the company.

     9. Termination of Employment for Cause. Notwithstanding the provisions of
Section 2 of this Agreement, the Executive's employment (and all of his rights and benefits under this Agreement) shall terminate immediately and without further notice upon the happening of any one or more of the following events (each of which individually, and all of which collectively, shall be hereinafter referred to as "Cause"):

     (a) The Executive has been or is guilty of (i) a criminal offense involving moral turpitude, (ii) criminal or dishonest conduct pertaining to the business or affairs of the Company (including, without limitation, fraud and misappropriation), (iii) any act or omission the intended or likely consequence of which is material injury to the Company's business, property or reputation
(iv) gross negligence or willful misconduct.


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     (b) The Executive persists, for a period of 15 days after written notice from the Company, in willful misconduct injurious to the Company's interest, willful breach in the performance of his duties under this Agreement, or habitual neglect by the Executive in the performance of his duties.

     (c) The Executive's death; or

     (d) The continuous and uninterrupted inability to perform the Executive's duties and responsibilities under this Agreement, on behalf of the Company for a period of 180 days from the first day of such inability to perform his duties.

Upon a termination of the Executive's employment for Cause, the Company shall pay the Executive his base salary through the effective date of the termination of his employment (the "Termination Date"), and the Executive shall immediately thereafter forfeit all rights and benefits he otherwise would have been entitled to receive under this Agreement, including but not limited to any right to (i) receive compensation and incentive compensation pursuant to Sections 3 and 4 of this Agreement, except to the extent that such benefits shall have vested and continue after the termination of the Executive's employment under the terms of the applicable benefit plans and programs; and (ii) exercise any then unexercised portion of the Option. The Company and the Executive thereafter shall have no further obligations under this Agreement except as otherwise provided in this Section and in Section 12 of this Agreement.

     10. Termination of Employment by the Company Without Cause. Notwithstanding the provisions of Section 2 of this Agreement, the Company may terminate the Executive's employment as provided under this Agreement, at any time, for reasons other than for Cause by notifying the Executive in writing of such termination. If the Executive's employment is terminated pursuant to this
Section 10, the Company shall pay to the Executive, in accordance with the normal payroll practices of the Company, if such termination occurs (a) at any time during the Initial Period, an amount equal to the Executive's base salary for a period of six months commencing on the Termination Date; and (b) at any time during the balance of the Initial Term or during any Renewal Term, an amount equal to the Executive's base salary for a period of 12 months commencing on the Termination Date. The payments described in clauses (a) and (b) of the immediately preceding sentence shall be reduced by any compensation paid to the Executive during the respective six or 12 month periods with respect to other employment or consulting services he performs for other persons or entities. In addition to the foregoing payments, the Executive's participation in all of the Company's benefit plans, programs, arrangements and practices, including all disability, medical, life insurance and similar programs, but excluding the Option Plan and any pension, 401-K or similar retirement income or profit sharing plans, shall continue for the respective six or 12 month periods during which he shall receive such payments.

     11. Change of Control.

     (a) Anything elsewhere contained in this Agreement to the contrary notwithstanding, if Executive's employment is terminated:

     (i) other than for Cause by the Company within 90 days prior to a "Change of Control" (as defined herein), or

     (ii) other than for Cause by the Company (or its successor corporation) at any time after a Change of Control, or

     (iii) as a result of Executive's resignation within 60 days following a Change of Control,


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Executive shall receive, in lieu of any payments that he might otherwise be entitled to receive pursuant to Section 10 of this Agreement, an amount equal to the Executive's base salary for a period of 12 months commencing on the Termination Date, as the case may be. All of such payments shall be made in accordance with the normal payroll practices of the Company then in effect.

     (b) For purposes of this Agreement, a "Change of Control" shall occur if:

     (i) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Francois Girbaud, Marithe Bachellerie and/or any Person directly or indirectly controlled by either or both of them, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Isaacs representing 50% or more of the total voting power represented by Isaacs' then outstanding voting securities;

     (ii) any merger or consolidation of Isaacs with any other Person that has been approved by the stockholders of Isaacs, other than a merger or consolidation which would result in the voting securities of Isaacs outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving Person) more than fifty percent (50%) of the total voting power represented by the voting securities of Isaacs or such surviving Person outstanding immediately after such merger or consolidation, or the stockholders of Isaaccs approve a plan of complete liquidation of Isaacs; or

     (iii) any sale, merger, dissolution or other disposition of the Company; or

     (iv) any sale or other disposition, in one transaction or a series of related transactions, of all or substantially all the Company's assets; or

     (v) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" will mean directors who either 1) are directors of Isaacs as of the Effective Date, or 2) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination. For purposes of the preceding, individuals who are elected pursuant to clause 2) also shall be considered Incumbent Directors.

     12. Confidential Information. The Executive agrees that, during the term of his employment with the Company, and for a period of one year after the termination of his employment for any reason whatsoever (including the non-renewal of this agreement by either party), he shall not disclose to any person or use the same in any way, other than in the discharge of his duties under this Agreement in connection with the business of the Company, any trade secrets or confidential or proprietary information of the Company, including, without limitation, any information or knowledge relating to (i) the business, operations or internal structure of the Company, (ii) the clients (or customers) or potential clients (or potential customers) of the Company, (iii) any method and/or procedure (such as records, programs, systems, correspondence, or other documents), relating or pertaining to projects developed by the Company or contemplated to be developed by the Company, or (iv) the Company's business, which information or knowledge the Executive shall have obtained during the term of this Agreement, and which is otherwise of a secret or confidential nature. Further, upon leaving the employ of the Company for any reason whatsoever, the Executive shall not take with her, without prior written consent of the Company, any documents, forms or other reproductions of any data or any information relating to or pertaining to the Company, any clients (or customers) or potential clients (or potential customers) of the Company, or any other confidential information or trade secrets and will promptly return any such materials already in his possession to the Company. The provisions of this
Section 11 shall survive the termination of this Agreement.


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     13. Miscellaneous.

     (a) Notices. Any notice, demand, claim, or consent or other communication to be given hereunder ("Notice") shall be given in writing and shall be sent by overnight delivery service, such as Federal Express or Airborne, and addressed, in the case of the Company, to its principal office in New York, New York, or in the case of the Executive, to the last address that the Executive has given to the Company.

     (b) Benefit; Non-Assignment. This Agreement shall be binding upon and inure to the benefit of, the parties, their successors, assigns, personal representatives, distributes, heirs and legatees. Neither party shall have the right to assign this Agreement, or to delegate its or his respective obligations hereunder, except that the Company may assign this Agreement and all of its rights hereunder to any parent or the Company, any wholly owned subsidiary of such parent or to any successor in interest to the Company.

     (c) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

     (d) Resolution of Disputes. Any dispute regarding any aspect of this Agreement or any act which allegedly has or would violate any provision of this Agreement will be submitted to binding arbitration. Such arbitration shall be conducted before a single arbitrator sitting in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Each party will be entitled to limited discovery, to consist of a maximum of three depositions (maximum two hours each), document discovery and 25 written interrogatories per party, which will be completed within 120 days following the selection of the arbitrator. Judgment may be entered on the award of the arbitrator in any court having competent jurisdiction.

     (e) Headings. The headings used in this Agreement are solely for convenience of reference and will not be deemed to limit, characterize, or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no heading had been used.

     (f) Merger; Modification; Amendment. This Agreement (i) represents the complete terms of the parties' agreement regarding the subject matter set forth herein; (ii) supersedes any and all prior oral or written agreements and/or understandings between and among the parties with respect to the subject matter hereof; and (iii) may not be amended or modified except in a writing signed by both parties. There are no representations, inducements or promises not set forth herein on which either party has relied or may rely.

     (g) Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall be deemed to be one and the same instrument.

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     (h) Director's and Officer's Insurance Coverage. There is presently in force a policy of insurance covering the directors and officers of Isaacs and its subsidiaries which provides up to $10 million of protection on a defense costs included basis.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first hereinabove written.

                                 I.C. ISAACS & COMPANY L.P.



                                 By: I.C. ISAACS & COMPANY, INC.



                                 By:
                                    --------------------------------------------
                                    Daniel Gladstone, President Girbaud Division


                                    --------------------------------------------
                                    Robert Conologue




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